news release

For Immediate Release Contact: Mark Borman – Investor Relations 952.917.0590

James G. Mathews Appointed Chief Financial Officer of ADC

Gokul V. Hemmady Accepts Position with Another Company

MINNEAPOLIS — April 24, 2007 — ADC (NASDAQ: ADCT, www.adc.com) today announced the appointment of James G. Mathews as ADC’s Chief Financial Officer. This appointment follows a decision by Gokul V. Hemmady to leave ADC in order to pursue an opportunity with another company. Mr. Mathews’ appointment as Chief Financial Officer is effective today. Mr. Hemmady will remain an ADC employee for the next several weeks and will be working closely with Mr. Mathews to ensure a smooth transition of responsibilities. Mr. Mathews will also continue serving as ADC’s Principal Accounting Officer until such time as a successor may be appointed.

“I am pleased to have Jim join my senior management team as ADC’s Chief Financial Officer. Together, we will continue working to build ADC’s long-term value as a leading global network infrastructure company. We are fortunate to have a strong internal financial organization that enables us to promote new leaders,” said Robert E. Switz, President and CEO of ADC. “On behalf of ADC, I want to thank Gokul for contributing significantly to ADC’s success during his tenure with the company. I am pleased that he will be assisting us to ensure a smooth leadership transition. We wish Gokul well in his future endeavors.”

Mr. Mathews joined ADC in December 2005 as Vice President and Controller. Prior to joining ADC, Mr. Mathews served as Vice President-Finance and Chief Accounting Officer for Northwest Airlines from 2000 to 2005. Prior to joining Northwest Airlines, Mr. Mathews was Chief Financial and Administrative Officer at CARE USA, the world’s largest private relief and development agency. Mr. Mathews also held a variety of positions at Delta Air Lines, including service as Delta’s Corporate Controller and Corporate Treasurer.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

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